As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Health Insurance Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1282634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15438 N. Florida Avenue, Suite 201 Tampa, Florida	33613
(Address of Principal Executive Offices)	(Zip Code)

Health Insurance Innovations, Inc.
Long Term Incentive Plan

(Full title of the plan)

Michael D. Hershberger Chief Financial Officer 15438 N. Florida Avenue, Suite 201 Tampa, Florida 33613 (813) 397-1187 (Name, address and telephone number, including area code, of agent for service)	With a copy to: Curt P. Creely, Esquire Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Phone: (813) 229-2300 Fax: (813) 221-4210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller	Smaller reporting company [X]	Emerging growth company [X]
reporting company)

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,000,000 shares	$26.48	$52,960,000	$6,138.06

(1)	Represents 2,000,000 additional shares of Class A common stock of the Company, $0.001 par value, available for issuance under the Health Insurance Innovations, Inc. Long Term Incentive Plan pursuant to a stockholder-approved amendment to the plan (as amended, the “Plan”). Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the anti-dilution provisions contained therein.

(2)

Estimated solely for the purposes of calculating the registration fee under Rule 457(c) and (h) under the Securities Act, and based on the average of the high and low sales prices of a share of Class A common stock of the Company, as reported on the Nasdaq Global Market on July 28, 2017, which is within five business days prior to the filing date of this Registration Statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Health Insurance Innovations, Inc. Long Term Incentive Plan, as amended (the “Plan”), as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Health Insurance Innovations, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed by the Company on March 2, 2017;

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2016; and

3.	The description of the Company’s common stock contained in its Exchange Act registration statement on Form 8-A, dated February 7, 2013, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

●	any breach of the director’s duty of loyalty to the registrant or its stockholders;

●	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

●	any transaction from which the director derived an improper personal benefit.

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As a result, neither the Registrant nor its stockholders have the right, through stockholders’ derivative suits on the Registrant’s behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the Registrant will indemnify any of the officers or directors of the Registrant against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Registrant’s request as a director or officer. The Registrant will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when the Registrant receives an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by the Registrant. Amending this provision will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.

The Registrant has also entered into separate indemnification agreements with its executive officers and directors, which require the Registrant to indemnify them against liabilities to the fullest extent permitted by law and its amended and restated certificate of incorporation or amended and restated bylaws.

The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above discussion of the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, and indemnification agreements and the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements and statutes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining the liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)       The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 4, 2017.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Gavin D. Southwell
Gavin D. Southwell, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Gavin D. Southwell and Michael D. Hershberger and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on August 4, 2017 in the capacities indicated.

Signature	Title

/s/ Gavin D. Southwell	President, Chief Executive Officer, Director
Gavin D. Southwell	(Principal Executive Officer)

/s/ Michael D. Hershberger	Chief Financial Officer
Michael D. Hershberger	(Principal Financial Officer and Principal Accounting Officer)

/s/ Paul G. Gabos	Director (Chairman of the Board)
Paul G. Gabos

/s/ Paul E. Avery	Director
Paul E. Avery

/s/ Anthony Barkett	Director
Anthony Barkett

/s/ Michael W. Kosloske	Director
Michael W. Kosloske

/s/ Robert S. Murley	Director
Robert S. Murley

/s/ Sheldon Wang	Director
Sheldon Wang

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Health Insurance Innovations, Inc. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed February 13, 2013).
4.2

Certificate of Correction to the Amended and Restated Certificate of Incorporation of Health Insurance Innovations, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed February 13, 2013).

4.3	Amended and Restated Bylaws of Health Insurance Innovations, Inc. (Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed February 13, 2013).

4.4	Form of Class A common stock certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed January 25, 2013(Commission File No. 333-185596)).
4.5	Health Insurance Innovations, Inc. Long Term Incentive Plan, as amended (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed May 24, 2017).
5.1	Opinion of Foley & Lardner LLP.
23.1	Consent of Grant Thornton LLP.
23.3	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

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